Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

August 18, 2022

ConocoPhillips

ConocoPhillips Company

c/o ConocoPhillips

925 N. Eldridge Parkway

Houston, Texas 77079

Ladies and Gentlemen:

We have acted as counsel for ConocoPhillips, a Delaware corporation (the “Company”), and ConocoPhillips Company, a Delaware corporation (“CPCo”), in connection with the offers to exchange (the “Exchange Offers”) $1,770,231,000 aggregate principal amount of CPCo’s 4.025% Notes due 2062 and $784,636,000 aggregate principal amount of CPCo’s 3.758% Notes due 2042 (together, the “Exchange Notes”), together with the related guarantees by the Company (together, the “Exchange Guarantees”), for any and all of CPCo’s outstanding 4.025% Notes due 2062 and 3.758% Notes due 2042, together with the related guarantees by the Company, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed by the Company and CPCo under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Notes and Exchange Guarantees will be issued pursuant to the First Supplemental Indenture, dated as of March 11, 2022 (the “First Supplemental Indenture”), to the Indenture, dated as of December 7, 2012 (the “Base Indenture”, and the Base Indenture as amended, supplemented or otherwise modified by the First Supplemental Indenture, the “Indenture”) among the Company, CPCo and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and CPCo, and of certain officers of the Company and CPCo.

We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

ConocoPhillips

ConocoPhillips Company

August 18, 2022

This opinion is limited in all respects to the federal laws of the United States of America, laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Exchange Notes and the Exchange Guarantees, when executed, authenticated and delivered in the Exchange Offers in accordance with the terms of the Indenture, will constitute valid and binding obligations of CPCo and the Company, as applicable, enforceable against CPCo and the Company, as applicable, in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company and CPCo in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ King & Spalding LLP